Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	Contact:
Peter Walsh
FactSet Research Systems Inc.
FOR IMMEDIATE RELEASE	203.810.1000

FactSet Research Systems Net Income Advances 24% for the First Quarter of Fiscal 2008

Norwalk, Connecticut – December 18, 2007 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the first quarter of fiscal 2008.

For the quarter ended November 30, 2007, revenues increased $25.3 million, up 23.2% compared to the prior year. Operating income for the first quarter advanced to $42.5 million, up 20.0% over the prior year. On a constant currency basis, revenues increased 22% while operating income advanced 23% over the year ago quarter. Net income rose 23.6% to $29.4 million as compared to $23.8 million a year ago. Diluted earnings per share were $0.58, up from $0.47 in the same period of fiscal 2007.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended November 30,
(In thousands, except per share data)	2007	2006	Change
Revenues	$134,175	$108,881	23.2%
Total operating expenses	91,678	73,460	24.8%
Income from operations	42,497	35,421	20.0%
Net income	29,399	23,795	23.6%
Diluted earnings per common share	$0.58	$0.47	23.4%
Diluted weighted average common shares	50,610	51,079

Philip A. Hadley, Chairman and CEO said, “We delivered subscription growth of at least $20 million in each of the last four quarters. We were pleased to achieve this in the first quarter given an environment in which many large banks are carefully managing expenses.”

First Quarter Financial Highlights

Subscriptions increased $24.3 million during the quarter and were up $21.1 million excluding currency. On a constant currency basis, subscriptions advanced $97.2 million over the last twelve months, up 22.2%. At November 30, 2007 subscriptions were $541.2 million. Of this total, subscriptions from FactSet’s domestic operations were $373.7 million, while overseas operations were $167.5 million.

“Subscriptions” at any given point in time represent the forward-looking revenues for the next 12 months from all subscription services currently being supplied to clients.

Demand for FactSet’s services continued unabated. Users rose to 37,800, up from 35,000 at the beginning of the quarter. Client count was 1,993 as of November 30, a net increase of 40 clients during the quarter.

Other financial and operational highlights of the first quarter of fiscal 2008 include:

•	U.S. revenues were $93.9 million, up 22% excluding non-subscription revenues.

•	Revenues from non-U.S. operations increased 24% to $40.3 million. On a constant currency basis and excluding non-subscription revenues, the increase was 22%.

•	565 clients, consisting of 5,070 users, subscribed to the PA 2.0 application at quarter-end.

•	Employee count as of November 30, 2007 was 1,743, up 5% during the quarter and up 22% over the last twelve months.

•	Client retention rate remained above 95%.

•	The Company repurchased 443,065 shares for $29.3 million. At November 30, 2007, $27.8 million is authorized for future repurchases. Common shares outstanding at November 30, 2007 were 48.2 million.

•	FactSet successfully held its third annual Investment Process Symposium in November 2007 with 292 client attendees.

Foreign Currency

The U.S. dollar weakened significantly during the first quarter of fiscal 2008, particularly against the Euro. The decline in value had the following effects in the first quarter when holding currencies constant from the fourth quarter of fiscal 2007.

•	Increased revenues by $0.4 million and operating expenses by $0.9 million.

•	Decreased income from operations by $0.5 million and operating margins by 50 basis points.

•	Decreased diluted earnings per share by $0.01.

Capital Expenditures

Capital expenditures in the first quarter of fiscal 2008 were $5.7 million, net of landlord contributions for construction. Expenditures for computer equipment were $5.6 million and the remainder covered office space expansion. Major expenditures included adding eight Hewlett Packard Integrity mainframes to the Company’s data centers. To recap where FactSet stands on its technology transition, 12 Integrity mainframes have been deployed in the last five months and four additional machines will be purchased in early 2008. The successful upgrade to Hewlett Packard Integrity mainframes from Hewlett Packard Alpha mainframes is scheduled to be completed in the upcoming second quarter of fiscal 2008.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of December 18, 2007. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second Quarter Fiscal 2008 Expectations

•	Revenues are expected to range between $137 million and $141 million.

•

Operating margins are expected to range between 30.5% and 32.5%. This operating margin guidance holds currencies constant and assumes no change in the expected outcome of performance based stock options.

•	The effective tax rate is expected to range between 34.0% and 35.0%.

Full Year Fiscal 2008

•	Capital expenditures, net of landlord contributions, are expected to range between $38 million and $44 million.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, December 18, 2007 at 11:00 a.m. (EST) to review the first quarter fiscal 2008 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Amsterdam, Milan, Tokyo, Hong Kong, and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition

(In thousands and unaudited)	November 30, 2007	August 31, 2007
ASSETS
Cash and cash equivalents	$154,922	$168,834
Investments	16,386	17,388
Receivables from clients and clearing broker, net	62,989	59,579
Deferred taxes	2,930	2,808
Other current assets	4,354	3,723

Total current assets	241,581	252,332
Property, equipment, and leasehold improvements, net	79,280	78,945
Goodwill	149,127	146,187
Intangible assets, net	36,360	36,789
Deferred taxes	8,911	7,211
Other assets	2,407	2,286

Total assets	$517,666	$523,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$18,611	$23,461
Accrued compensation	9,288	30,105
Deferred fees	22,313	25,730
Dividends payable	5,788	5,802
Taxes payable	8,920	5,552

Total current liabilities	64,920	90,650
Deferred taxes	6,443	6,450
Taxes payable	3,772	—
Deferred rent and other non-current liabilities	18,477	17,339

Total liabilities	$93,612	$114,439
Stockholders’ Equity
Common stock	565	562
Capital in excess of par value	177,571	162,561
Retained earnings	494,781	469,880
Treasury stock, at cost	(263,043)	(233,372)
Accumulated other comprehensive income	14,180	9,680

Total stockholders’ equity	424,054	409,311

Total liabilities and stockholders’ equity	$517,666	$523,750

FactSet Research Systems Inc.

Consolidated Statements of Income

	Three Months Ended November 30,
(In thousands, except per share data and unaudited)	2007	2006
Revenues	$134,175	$108,881

Operating expenses
Cost of services	44,943	34,941
Selling, general and administrative	46,735	38,519

Total operating expenses	91,678	73,460

Income from operations	42,497	35,421

Other income	2,042	1,487

Income before income taxes	44,539	36,908

Provision for income taxes	15,140	13,113

Net income	$29,399	$23,795

Basic earnings per common share	$0.61	$0.49

Diluted earnings per common share	$0.58	$0.47

Weighted average common shares (Basic)	48,381	48,957

Weighted average common shares (Diluted)	50,610	51,079

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows

	Three Months Ended November 30,
(In thousands and unaudited)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$29,399	$23,795
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,112	6,574
Stock-based compensation expense	2,714	2,449
Deferred income taxes	(1,845)	(961)
Loss on sale of assets	88	—
Changes in assets and liabilities, net of effects of acquisitions
Receivables from clients and clearing broker, net	(3,410)	(1,972)
Accounts payable and accrued expenses	(5,016)	1,023
Accrued compensation	(20,911)	(14,540)
Deferred fees	(3,417)	(2,717)
Taxes payable	8,381	9,308
Deferred rent	930	916
Landlord contributions	90	359
Other working capital accounts, net	(491)	(1,287)

Net cash provided by operating activities	13,624	22,947

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of investments	4,154	5,154
Purchases of investments	(3,079)	(5,438)
Insurance proceeds from fixed asset recoveries	175	—
Purchases of property, equipment and leasehold improvements	(5,750)	(7,973)

Net cash used in investing activities	(4,500)	(8,257)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(5,788)	(2,931)
Repurchase of common stock	(29,669)	(5,123)
Proceeds from employee stock plans	7,760	3,978
Income tax benefits from stock option exercises	4,320	1,447

Net cash used in financing activities	(23,377)	(2,629)

Effect of exchange rate changes on cash and cash equivalents	341	267

Net (decrease) increase in cash and cash equivalents	(13,912)	12,328

Cash and cash equivalents at beginning of period	168,834	126,549

Cash and cash equivalents at end of period	$154,922	$138,877